Exhibit 99.1

Customers Bancorp SM
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
James D. Hogan, CFO 484-359-7113

Customers Bancorp Inc. and Religare announces a business collaboration
Customers to also invest $51 million over next 18 months as Religare Enterprises Limited applies for a banking license in India

Wyomissing, PA – June 26, 2013 – Customers Bancorp Inc. (Nasdaq “CUBI”) the holding company for Customers Bank, today announced it has formed a business collaboration with and will invest $51 million in the high growth financial institution Religare Enterprises Limited (“Religare”), which is one of India’s leading diversified financial services companies and is applying for a banking license in India.

Mr. Jay Sidhu, Chairman and Chief Executive Officer of Customers Bancorp Inc., commented: “We are very excited about working with a high quality company like Religare Enterprises. We think there are mutually beneficial opportunities for both organizations to explore. Going forward, our management team’s extensive banking experience will be available to Religare in its banking foray. We agreed to invest after doing research on investment opportunities in the financial services industry in India with the help of Dinodia Capital Advisors, and have negotiated what we believe are very attractive terms and covenants in connection with this investment. We feel comfortable with the growth prospects of Religare and its subsidiaries and affiliates, and look forward to a long term relationship with them.”

Customers has agreed to invest $51 million, spread amongst the purchase of shares, both directly from Religare and separately from a promoter of the company, and the purchase of warrants.

James D. Hogan, Customer Bancorp’s Chief Financial Officer, added, “We expect this collaboration and investment to provide well in excess of our current ROE on the capital being deployed and to enhance our long term earnings. Religare plans to be an important player in India, the third largest economy in the world and one of the least exploited banking markets in the world. Working with Religare, we also plan to set up a small group at Customers Bank catering to professionals from South East Asia and businesses who want to take advantage of opportunities in South East Asia. This is a rapidly growing niche in our markets from Boston to Washington.”

Mr. Sidhu added, "We are joining IFC, the private equity arm of The World Bank, in this very opportunistic investment and we hope to see positive effects on our earnings within the next few quarters. We are always looking for opportunities to add value to our franchise, better serve our customers and to create value for our shareholders. In the last few weeks we have completed extensive due diligence and have obtained unanimous board approval to move forward on the collaboration and investment process.

About Customers Bancorp, Inc. and Customers Bank

Customers Bancorp, Inc. is a bank holding company for Customers Bank based in Wyomissing, Pennsylvania. Customers Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania. Customers Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (“FDIC”). With assets of approximately $3.5 billion at March 31, 2013, Customers Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through office locations in Pennsylvania, New York, New Jersey, Rhode Island and Massachusetts. Customers Bancorp, Inc. has one pending acquisition, CMS Bancorp, Inc. in White Plains, NY. Customers Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

About Religare

Religare Enterprises Limited (REL) is one of India’s leading diversified financial services groups.  REL offers an integrated suite of financial services including asset management, life and health insurance, lending, broking, investment banking, and wealth management.  Religare Enterprises is headquartered in New Delhi and is listed on the Bombay Stock Exchange (BSE) and National Stock Exchange (NSE) in India. Religare is also building an Asia & emerging markets focused Institutional equities & Investment Banking business and a multi-boutique global asset management platform to tap the broader opportunities offered by the most promising emerging markets around the world. As of March 31, 2013, REL served over 1.3 million clients from over 1,750 locations with over 5,300 employees in India and abroad.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, as well as any changes in risk factors that may be identified in its quarterly or other reports filed with the SEC. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.